                                                                    EXHIBIT 12.1


                       FIRST INDUSTRIAL REALTY TRUST, INC
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


                                                 1999       1998      1997        1996       1995
                                               --------   --------   --------   --------   --------
Income from Operations Before Income
Allocated to Minority Interest,
Disposition of Interest Rate Protection
Agreements, Restructuring Charge and
Abandoned Pursuit Costs Charge .............   $112,560   $100,725   $ 64,949   $ 36,524   $ 19,756

Plus: Interest Expense and Amortization
of Interest Rate Protection Agreements
and Deferred Financing Costs ...............     81,231     72,750     52,671     32,240     33,029
                                               --------   --------   --------   --------   --------

Earnings Before Income Allocated to Minority
Interest, Disposition of Interest Rate
Protection Agreements, Restructuring Charge
and Fixed Charges ..........................   $193,791   $173,475   $117,620   $ 68,764   $ 52,785
                                               ========   ========   ========   ========   ========

Fixed Charges and Preferred Stock
Dividends (a) ..............................   $119,643   $107,003   $ 65,678   $ 36,660   $ 33,821
                                               ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends (b) ..............      1.62x      1.62x      1.79x      1.88x      1.56x
                                               ========   ========   ========   ========   ========



(a)      There was no preferred stock outstanding prior to November, 1995

(b) For purposes of computing the ratios of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations before income allocated to minority interest, disposition of interest rate protection agreements, restructuring charge and abandoned pursuit costs charge. Fixed charges consist of interest costs, whether expensed or capitalized and amortization of interest rate protection agreements and deferred financing charges.